Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Alta Mesa Resources, Inc.

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2018, relating to the consolidated financial statements of Alta Mesa Holdings, LP, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

April 5, 2018